UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 19, 2019

Dorman Products, Inc.

(Exact name of registrant as specified in its charter)

Pennsylvania	000-18914	23-2078856
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3400 East Walnut Street, Colmar, Pennsylvania		18915
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (215) 997-1800

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule l2b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of New Chief Financial Officer, Principal Financial Officer and Principal Accounting Officer

On February 19, 2019, Dorman Products, Inc. (the “Company”) announced that David M. Hession has been appointed to serve as the Company’s Senior Vice President and Chief Financial Officer, effective as of March 1, 2019 (the “Effective Date”). Mr. Hession will also serve as the Company’s Principal Financial Officer and Principal Accounting Officer. Michael P. Ginnetti, who was appointed Interim Chief Financial Officer, Interim Principal Financial and Interim Principal Accounting Officer on August 6, 2018, will continue to serve as Vice President and Corporate Controller.

Mr. Hession, age 50, was Vice President, Chief Financial Officer of Johnsonville, LLC, a privately held manufacturer of sausage and other protein products, from May 2013. Prior to joining Johnsonville, from 2001 to 2013, Mr. Hession worked at McCormick & Company, Inc., a global leader in the manufacture, marketing and distribution of spices, seasonings and flavors to the entire food industry, and served in various positions of increasing responsibility including Vice President Finance & Administration (2011-2013), Assistant Corporate Controller, Financial Planning & Analysis (2008-2011), Financial Controller (2005-2008), Director of Finance, Supply Chain and Shared Services (2003-2005) and Financial Planning & Analysis Manger (2001-2003). In addition, Mr. Hession previously served as Director of Finance, Treasurer from 1999 to 2001 at Tradeout, Inc., a business-to-business Internet exchange for surplus inventory and fixed assets and as Controller from 1996-1999 at Xylum Corporation, a development stage medical device manufacturer. Prior thereto, Mr. Hession performed management consulting work at Ernst & Young, LLP and Peterson Consulting LP.

Compensation of the New Chief Financial Officer, Principal Financial Officer and Principal Accounting Officer

In connection with Mr. Hession’s appointment as Senior Vice President and Chief Financial Officer, the Company entered into an offer letter (the “Offer Letter”) with Mr. Hession. The Offer Letter provides that Mr. Hession’s employment will be on an at-will basis and provides Mr. Hession an initial base salary of $425,000. In addition, the Offer Letter provides that Mr. Hession will:

•	participate in the Company’s annual (cash) and long-term (equity) incentive programs, with a target annual award equal to 50% of his base salary under each program;

•	receive a one-time equity grant valued at $425,000 under the Company’s 2018 Stock Option and Stock Incentive Plan on the Effective Date comprised of:

○	50% restricted stock which will vest 33% per year beginning the first anniversary of the grant date; and

○	50% incentive stock options which will vest 25% per year beginning the first anniversary of the grant date and expiring in 8 years after the first anniversary of the grant date;

•

receive a lump sum amount of $115,000, net of federal, state and local payroll withholding taxes, to assist Mr. Hession with relocation costs, subject to clawback should Mr. Hession voluntarily terminate his employment with the Company or be terminated for cause within 24 months of the receipt of the one-time lump sum payment;

•

until such time as Mr. Hession is eligible to receive healthcare benefits from the Company, the Company will reimburse Mr. Hession for the cost of his COBRA coverage in an amount not to exceed the amount that a full-time Dorman contributor would pay for similar healthcare coverage; and

•	participate in the Company’s employee benefit plans and be eligible for 20 days paid vacation per year.

In addition, Mr. Hession will be subject to the restrictions in the Company’s standard non-competition and confidentiality agreement applicable to all of the Company’s contributors.

The above summary of Mr. Hession’s Offer Letter is qualified in its entirety by reference to the complete text of the Offer Letter, which is filed as Exhibit 10.1 to this Current Report and is incorporated herein by reference.

Item 7.01.	Regulation FD Disclosure.

On February 19, 2019, the Company issued a press release announcing the appointment of Mr. David M. Hession as Senior Vice President and Chief Financial Officer. A copy of that press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K.

Item 9.01. Financial Statements and Exhibits.

Exhibit Number	Description

10.1	Offer Letter, dated January 24, 2019, by and between the Company and David M. Hession

99.1	Press Release dated February 19, 2019

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DORMAN PRODUCTS, INC.

Date: February 19, 2019	By:	/s/ Michael P. Ginnetti
Name: Michael P. Ginnetti
Title: Interim Chief Financial Officer